Exhibit 10.1

Approved by Board
January 24, 2025
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
DIRECTORS’ COMPENSATION AND EXPENSE REIMBURSEMENT POLICY
Effective January 1, 2025

This policy is designed to set forth expectations for attendance by members of the Board of Directors (“Board”) of the Federal Home Loan Bank of Indianapolis (“Bank”) at meetings of the Board and its Committees, and to ensure that each director is reasonably compensated for the time and effort exerted and reimbursed for necessary and reasonable expenses incurred in the performance of her or his duties as a member of the Board.

I.Annual Director Fees

(A).Each director shall have the opportunity to earn an annual fee in the amount detailed in the table below (“Annual Fee”).

Annual Fee

Board Chair	$155,000
Board Vice Chair	$138,000
Affordable Housing Committee Chair	$130,000
Audit Committee Chair	$137,000
Finance/Budget Committee Chair	$130,000
Human Resources and Compensation Committee Chair	$130,000
Risk Oversight Committee Chair	$137,000
Security and Technology Committee Chair	$130,000
All other Directors	$123,000

(B).Any director who serves as Chair of more than one Committee, or as the Board Vice Chair and also serves as a Committee Chair, whether it is an existing Committee as listed above or is a newly-formed Committee, shall be entitled to receive a fee of $10,000, prorated, in addition to the otherwise-applicable Annual Fee (“Additional Committee Chair Fee”). To be eligible for an Additional Committee Chair Fee the director must be designated by the Board as Chair of an additional Committee by the last day of the quarter, except for the fourth quarter for which the Chair designation for the additional Committee must be by December 15. The Board Chair is also Chair of the Executive/Governance Committee; however, no Additional Committee Chair Fee applies for such service.

(C).Each director’s Annual Fee and Additional Committee Chair Fee, if applicable, shall be paid, on a quarterly basis, in an amount equal to approximately one-fourth of such director’s Annual Fee and Additional Committee Chair Fee, if applicable (“Quarterly Payment”).

(D).Quarterly Payments shall be paid in arrears during the last week, generally, of each March, June, September, and December. The Bank will not advance the payment of fees to any director.

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

Approved by Board January 24, 2025

(E).The Annual Fees and Additional Committee Chair Fees are established based on an evaluation of market research data and a fee comparison among the Federal Home Loan Banks (“FHLBanks”). The fee structure assists the Bank in recruiting and retaining highly qualified directors willing to meet their fiduciary duties while aggressively advocating for the Bank. The fees are also structured to retain qualified directors during times of economic stress for the Bank or the industry.

(F).Compensation includes all direct and indirect payments of benefits, both cash and non-cash, granted to or for the benefit of any Director.

(G).A Director may elect to receive their fee directly or may assign their compensation to a single member, pass-through legal entity. Such election must be communicated to the Bank in writing.

II.Attendance and Performance

(A).Regular preparation and attendance at Board and Committee meetings, including related conference calls, are all expected elements of the directors’ fiduciary duties to the Bank.1 Failure to attend at least seventy-five percent (75%) of all meetings of the Board and the Committees on which the director serves (whether such meetings were conducted in person or via conference call) may result in reduction or elimination of the final Quarterly Payment as further explained below. Achievement of this standard is based on meetings scheduled as of January 1, 2025, and not subsequently cancelled, and is adjusted, as appropriate, for partial year service.

(B).On a quarterly basis, prior to the disbursements of the Quarterly Payments, the Board Chair shall review director attendance records, as prepared by the Corporate Secretary. The results of that review will be reported to the Board. The attendance records shall be used, in addition to considering director performance, when assisting the Board in determining whether a director’s Quarterly Payment should be reduced, eliminated, or restored. In the event two or more Committees on which a director serves are scheduled to meet concurrently, only one Committee meeting will be required for the purpose of calculating the director’s attendance. As an ex-officio member of all Committees, the Board Chair is encouraged, but not required, to attend all Committee meetings.

(C).Compensation paid to directors is intended to reflect the time required of them in the performance of official Bank and Board business. The time required will be measured principally by attendance and participation at Board and Committee meetings, as described above, and secondarily by performance of other duties. These other duties include time spent: (a) preparing for Board and Committee meetings; (b) chairing meetings as appropriate; (c) reviewing materials sent to directors on a periodic basis; (d) attending other related events such as meetings with regulators, new director orientations, training sessions of the Board, educational seminars, member events, FHLBank System meetings, Council of FHLBanks’ meetings (for Council members),
1 Federal Housing Finance Agency (“Agency”) regulation requires at least six in-person meetings per year. 12 CFR § 1261.24(a). The Agency may waive this in-person meeting requirement.

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

Approved by Board January 24, 2025

Community Investment conference meetings, and Bank marketing meetings; and (e) fulfilling the responsibilities of directors.

(D).Any reports of significantly deficient Board performance or unethical conduct must be made to the Board Chair (which notification to the Board Chair may additionally be made by any other person receiving a report of such conduct), who will then discuss the issue with the disinterested directors of the full Board in making the final determination of whether a director’s Quarterly Payment should be reduced. If the Board Chair is the subject of the report, the report should be made to the Board Vice Chair. If the Board Vice Chair is also the subject of the report, then the report should be made to the most tenured disinterested director of the Board, who will then discuss the issue with the remaining disinterested directors of the full Board.

(E).Before the fourth Quarterly Payment is made, the Human Resources and Compensation Committee shall review the cumulative attendance and performance of each director during the year. If it is determined that a director has attended less than seventy-five percent (75%) of the meetings of the Board and the meetings of the Committees to which the director is assigned (including any meetings held via conference call), combined, during such year based on the number of such meetings scheduled as of January 1, 2025, and not subsequently cancelled, the director will not receive the fourth Quarterly Payment. The Board may make any other appropriate adjustments in any Quarterly Payment to any director who consistently demonstrates a lack of participation in or preparation for such meetings, to ensure that no director is paid fees that do not reflect that director’s performance of her/his duties. Notwithstanding the foregoing, the Human Resources and Compensation Committee may also recommend the Board approve restoring and paying the fourth Quarterly Payment, in part or in full, if it is determined to be appropriate based on the director’s participation and performance of the director’s other duties as detailed above.

(F).The facts supporting any determination to reduce, eliminate, or restore any Quarterly Payments will be documented in the Bank’s Board minutes.

(G).If a director serves on the Board for only a portion of a calendar year (either due to joining the Board after January 1, or departing from the Board before December 31), or serves as a Chair of a Committee for only a portion of a calendar year, the impacted Quarterly Payment for such director shall be prorated to reflect the portion of the quarter actually served and subject to the same cumulative attendance and performance review through the director’s final term of service.

(H).A director’s participation at an in-person meeting by conference call will not count as attendance for in-person meetings and is discouraged unless: (i) such attendance is necessary to attain a quorum; (ii) the meeting has been converted to a conference call pursuant to section (K)(ii) below; (iii) the director is unable to attend the meeting due to any circumstance contemplated by section (K)(ii) below; or (iv) the Board Chair (or, in the case of considering attendance by the Board Chair, the Board Vice Chair) grants an exception.

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

Approved by Board January 24, 2025

(I).The Bank will not pay a separate fee for a director’s attendance at meetings other than those described above.

(J).For purposes of this Policy, a “conference call” is any method of participation in a Board or Committee meeting permitted by Article III, Section 6 of the Bank’s Bylaws, and includes a conference telephone, video conference or similar communications equipment by which all persons participating in the meeting can communicate with each other.

(K).For purposes of director compensation, a Board or Committee conference call shall be deemed to be an “in-person meeting” if:

i.A majority of the members of the Board or Committee (as applicable) attend any portion of the meeting in person; or
ii.The meeting is originally scheduled to be held in person but is converted to a conference call due to a pandemic, health risks, injury, war, riot, insurrection, strike, terrorist event, travel restrictions, travel disruption, unavailability of appropriate facilities, or any other event or circumstance renders physical attendance impossible, impractical, imprudent, or otherwise inappropriate for any one or more director to attend, with such circumstance documented by the Board Chair, President-CEO, General Counsel, or Corporate Secretary.

(L).Non-attendance at meetings due to director recusals shall not be counted against the director’s attendance requirements.

III.Expense Reimbursement

(A).Travel expense reimbursement will be provided for Board meetings, Committee meetings, meetings with regulators, new director orientations, mandatory and optional training sessions of the Board, educational seminars (pre-approved by the Board Chair), member events, FHLBank System meetings, Council of FHLBanks’ meetings (for Council members), Community Investment conference meetings, or Bank marketing meetings. Travel expenses include necessary and reasonable transportation, meals, lodging, entertainment, and incremental telecommunications charges.

(B).No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank. Each director should review the Bank’s Code of Conduct and Conflict of Interest Policy for Directors regarding gift and entertainment restrictions.

(C).To qualify for reimbursement, all eligible expenses incurred must be sufficiently documented according to Internal Revenue Service (“IRS”) guidelines and should be submitted to the Bank within thirty (30) days of the date of the corresponding meeting’s conclusion. Reimbursement will not be made prior to the completion of the corresponding meeting.

(D).The Bank will reimburse other than first class airfare expense for a roundtrip flight between the director’s home airport and the site of a Bank function. The Bank will also reimburse any reasonable fees associated with air travel,

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

Approved by Board January 24, 2025

including check-in, seat, and baggage fees. Travel scheduling affecting the air travel expense shall be reasonable, given the timing of the meetings.

(E).First class air travel will be reimbursed at the lower of the actual cost of first class and pro forma other than first class in accordance with (D) above. Full reimbursement of first class air travel, if higher than the pro forma cost, will only be made when unavoidable circumstances require an upgrade to first class due to scheduling or flight availability.

(F).Private air travel will be reimbursed at the lower of the actual cost of the private air travel or the pro forma airfare in accordance with (D).

(G).If a director’s non-Bank activity requires a route to attend a Bank event that originates or terminates in a location other than the director’s home location (airport or residence), the Bank will reimburse the director for the lesser of (i) the actual cost incurred (airfare or mileage) or (ii) the documented cost to travel roundtrip between the director’s home location (airport or residence) and the Bank event.

(H).The Bank will reimburse a director for use of a personal automobile on Bank business based on the number of business miles driven. The mileage reimbursement rate will adhere to IRS guidelines. Reimbursable mileage will be based on a direct route to and from the destination.

(I).While spouses/guests are welcome to attend Board events, the Bank will not reimburse the directors for travel expenses incurred by spouses/guests for such attendance, unless pre-approved by the Chief Accounting Officer as having a bona fide business purpose. However, spouses/guests may participate, at no charge, in group meals or entertainment activities as part of a Board meeting or event. Incidental expenses including, but not limited to, individual meals, personal hotel or spa services, personal entertainment expenses and similar items, will not be reimbursed. All IRS requirements shall be met by the Bank regarding reporting of spouse/guest expenses and reimbursements.

IV.Issues of Interpretation

Unless expressly provided herein or in 12 CFR §§ 1261.20-24, the Chief Accounting Officer is authorized to interpret the provisions of and address situations not anticipated by this Policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Agency or other relevant IRS guidelines and applicable Bank policy.

V. Human Resources and Compensation Committee Annual Review and Reporting

(A).The Human Resources and Compensation Committee shall annually review this Policy and shall submit its recommendation to the Board for approval no later than the last regularly scheduled meeting of the Board for the year. Per 12 CFR § 1261.22, the Board shall also submit the annually adopted Directors’ Compensation and Expense Reimbursement Policy and supporting decisional documentation to the Agency Director within ten (10) days of Board approval,

Federal Home Loan Bank of Indianapolis
Directors’ Compensation and Expense Reimbursement Policy

Approved by Board January 24, 2025

no later than December 31 of each calendar year, and at least thirty (30) days prior to disbursing the first Quarterly Payment to any director.

(B).In addition, per 12 CFR § 1261.21, no later than the tenth (10th) business day of each calendar year, the Bank shall report to the Agency the amount of compensation and expenses paid for each director for the previous calendar year, along with the total number of meetings held by the Board and its designated Committees, and the number of Board and designated Committee meetings each director attended in-person or through electronic means for the immediately preceding calendar year.